                                                                       Exhibit 2


                             [UST CORP. LETTERHEAD]




NEW RELEASE
------------------------------------



  For:         Immediate Release

  Contact:     Lynda Tocci

               617-726-7221



                   UST CORP. TO ACQUIRE SOMERSET SAVINGS BANK


BOSTON, MASS...December 10, 1997...UST Corp. (NASDAQ: USTB) and Somerset Savings Bank (NASDAQ: SOSA) jointly announced today that their organizations have signed a definitive agreement under which UST will acquire Somerset.

     The addition of Somerset's $520 million asset base will result in UST becoming a $4.2 billion bank holding company with 71 branches in the greater Boston area. Somerset has a total of five branches in Middlesex County including four Somerville locations and a Burlington Office. This transaction will increase UST's branch presence in Middlesex County from 27 to 32 offices. Under the agreement, Somerset will be merged with and into USTrust, UST's principal banking subsidiary.

     "This acquisition continues UST's expansion into Middlesex County. The increased coverage will enhance our market share, strengthen our geographic presence in eastern Massachusetts, and enable USTrust to offer a stronger banking alternative to an even larger number of consumers and businesses," stated Neal F. Finnegan, President and Chief Executive Officer of UST. "The combination of the two organizations will further enhance the current position of UST's branch network as the third largest in metropolitan Boston. In addition, it will allow us to improve our leverage and efficiency as we will be able to expand our customer base without incurring proportionate increases in operating expenses."

     "The members of the Board of Directors of Somerset unanimously believe that this transaction is in the best interest of our shareholders and will greatly benefit our customers," stated Thomas J. Kelly, Chairman of the Board, President and Chief Executive Officer of Somerset. "In addition to a significantly expanded branch network, our customers will benefit from UST's highly competitive products and services."

     The transaction, which will be accounted for as a pooling of interests, is expected to close during the first half of 1998, and is structured as a tax-free exchange of 0.19 shares of UST common stock for each share of Somerset common stock. At UST's closing stock price of $29 5/8 on December 9, 1997, the transaction would be valued at approximately $93.7 million, and Somerset shareholders would receive a value of $5.63 in UST common stock for each share of Somerset common stock. The Company expects to record a one-time pre-tax charge of approximately $7.5 million of acquisition related costs in connection with the transaction.

     The agreement is subject to the approval of Somerset shareholders as well as federal and state bank regulatory authorities. In connection with the merger agreement, Somerset has granted UST an option to purchase approximately 16.7% of its common stock exercisable upon the occurrence of certain events and has also granted UST certain additional consideration related to the option.

     UST Corp. is a $3.7 billion Boston based bank holding company which serves as the parent company to USTrust and United States Trust Company. Through its subsidiaries, the Company operates a total of 66 banking offices throughout eastern Massachusetts and provides a broad range of financial services, principally to individuals and small-and medium-sized companied in New England. Included in these services are commercial banking, consumer financial services, trust and money management, and equipment leasing.

     Somerset Savings Bank is a $520 million bank which serves consumer and small business banking needs through its 5 branch offices located in the Massachusetts communities of Somerville and Burlington.

     Supplemental data is attached.

                 UST CORP. ACQUISITION OF SOMEREST SAVINGS BANK
                              SUPPLEMENTAL DATA


TRANSACTION DATA:

Consideration:                    0.19 shares of UST Corp. for each share of
                                  Somerest; $5.63 per SOSA share @ 12/9/97 USTB
                                  close of $29 5/8

Shares to be Issued:              3.164 million shares of UST for 16,652,601
                                  outstanding shares of Somerest

Lock-UP:                          Option granted to UST to purchase up to
                                  16.7% of Somerest common stock plus other consideration

Collar/Walkaway:                  None: Fixed Exchange Ratio

Accounting                        Pooling of Interests

Due Diligence:                    Complete

Shareholder Approval Required:    Somerest

Regulatory Approvals Required:    FDIC and Massachusetts Commissioner of Banks



FINANCIAL SUMMARY:
(In millions, except per share data)

     Total assets                   $3,776         $ 520         $4,296
     Total earning assets            3,564           493          4,057
     Total deposits                  2,864           458          3,322
     Equity capital                    329            34            363
     Shares outstanding:
       Period End (9/30/97)           29.8          16.7           32.9
       Weighted average               30.2          16.9           33.4
     Book value per share           $11.02         $2.06         $11.00
     Equity to asset ratio            8.71%         6.60%          8.45%



*Includes October, 1997 acquisition of Firestone Financial Corp. as a pooling of interests.




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